Exhibit 99.1

PHH Corporation Announces Fourth Quarter and Full-Year 2012 Results

4Q12 Net Income Attributable to PHH Corporation of $58 million or $1.01 per basic share

Full-Year 2012 Net Income Attributable to PHH Corporation of $34 million or $0.60 per basic share

4Q12 Core Earnings (after-tax)* of $46 million and Core Earnings per Share* of $0.81

Full-Year 2012 Core Earnings (after-tax)* of $168 million and Core Earnings per Share* of $2.96

•                  Full-year total retail mortgage loan closings of $45.5 billion, up 28% from 2011.  Full-year total mortgage loan closings of $55.6 billion, up 7% from 2011

•                  4Q12 total loan margin of 406 bps, a 14 bps decrease from 3Q12 but a 120 bps increase from 4Q11

•                  Total loan servicing portfolio at December 31, 2012, of $183.7 billion in unpaid principal balance (UPB), up 1% from $182.4 billion in UPB at the end of 2011

•                  2012 Fleet segment profit growth of 16%, continuing a 3-year track record of double-digit segment profit growth

•                  $829 million in unrestricted cash and cash equivalents at year-end 2012, up from $414 million at year-end 2011, and no outstanding balances on our $431 million in total revolving credit facilities at December 31, 2012

Mt. Laurel, NJ — February 6, 2013 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter and year ended December 31, 2012.

For the quarter ended December 31, 2012, the Company reported net income attributable to PHH Corporation of $58 million or $1.01 per basic share.  Core earnings (after-tax)* and core earnings per share* for the quarter ended December 31, 2012, were $46 million and $0.81, respectively.  For the year ended December 31, 2012, the Company reported net income attributable to PHH Corporation of $34 million or $0.60 per basic share.  Core earnings (after-tax)* and core earnings per share* for the year ended December 31, 2012, were $168 million and $2.96, respectively.  The results for the year ended December 31, 2012, include a $13 million pre-tax loss ($0.13 per share after tax) related to the early repayment of our 2013 medium term notes and a $16 million pre-tax loss (or $0.18 per share after tax) associated with the termination of an inactive mortgage reinsurance agreement.  Tangible book value per share* was $25.80 at December 31, 2012, up 5% from $24.56 at year-end 2011.

Glen A. Messina, president and CEO of PHH Corporation, said, “Our fourth quarter performance was a solid ending to a year in which we made significant progress from both an operating and financing standpoint.  We demonstrated strong growth in our franchise platforms, made significant investments in operational excellence and customer service, and enhanced our financial flexibility with our focus on cash flow and liquidity.  We continue to believe our business model is well-designed to respond to change and opportunities in the mortgage and fleet industries, and we see significant growth potential through both increased penetration of our existing clients and expansion of our client base.”

Messina added, “Continued execution on our four key strategies positions us well for further success in 2013.  We believe the expectation of both modest macroeconomic improvement and increased clarity for the mortgage industry, along with the value proposition we offer our Fleet and Mortgage clients, position us well to create long-term value for our borrowers, clients and shareholders.”

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net revenues	$783	$649	$2,743	$2,214
Income (loss) before income taxes	99	21	87	(202)
Net income (loss) attributable to PHH Corporation	58	13	34	(127)

Basic earnings (loss) per share attributable to PHH Corporation	$1.01	$0.22	$0.60	$(2.26)
Diluted earnings (loss) per share attributable to PHH Corporation	0.89	0.22	0.56	(2.26)

Weighted-average common shares outstanding:
Basic shares (in millions)	56.957	56.504	56.815	56.349
Diluted shares (in millions)	65.082	56.847	61.601	56.349

Non-GAAP Results*
Core earnings (pre-tax)	$65	$85	$256	$297
Core earnings (after-tax)	46	55	168	182

Core earnings per share	$0.81	$0.98	$2.96	$3.23

Adjusted cash flow	$148	$311	$563	$112

* Non-GAAP Financial Measures

Core earnings (pre-tax), core earnings (after-tax), core earnings per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Mortgage Production and Mortgage Servicing

Mortgage Production Segment Profit

Mortgage Production segment profit in the fourth quarter of 2012 was $99 million, up 15% from $86 million in the fourth quarter of 2011 but down 19% from the third quarter of 2012.  Growth over the fourth quarter 2011 was driven primarily by significantly wider total loan margins and growth in Mortgage fees as a result of greater volumes of Total retail closings and Fee-based closings, which were partially offset by a decline in interest rate lock commitments expected to close.  The sequential quarter segment profit decline was primarily driven by total loan margins that were slightly lower but still at an elevated level compared to historical periods, lower interest rate lock commitments expected to close, and increased investment in customer service and quality-related initiatives.

Mortgage Servicing Segment Loss

Mortgage Servicing segment loss in the fourth quarter of 2012 was $35 million, primarily driven by a $56 million net decrease in the book value of our MSR and related derivatives and $37 million in repurchase and foreclosure-related charges.  The changes in the book value of our MSR and related derivatives included $75 million in prepayments and receipts of recurring cash flows, primarily attributable to continued high prepayment speeds from low mortgage interest rates, partially offset by $29 million in market-related positive fair value adjustments on our mortgage servicing rights and $10 million in net derivative losses.  Repurchase and foreclosure-related charges during the fourth quarter of 2012 decreased slightly from $41 million in the third quarter of 2012.  The continued elevated levels of repurchase and foreclosure-related charges were reflective of elevated repurchase requests, which are estimated to continue through the end of 2013.

Interest Rate Lock Commitments

IRLCs expected to close of $6.2 billion in the fourth quarter of 2012 decreased from $6.8 billion in the third quarter of 2012, reflecting seasonality, planned lower correspondent activity, and a continued shift in mix toward fee-based closings.  IRLCs expected to close declined from the fourth quarter 2011, reflecting our strategy of growth in our retail channels and narrowing our focus in our wholesale/correspondent channel to business partners we believe will consistently deliver high-quality loans.  Retail IRLCs expected to close grew 10% in 2012 compared to 2011.

Total Loan Margin

Total loan margin on IRLCs expected to close for the fourth quarter of 2012 was 406 bps, a 14 bps decrease from the third quarter of 2012 but 120 bps greater than the fourth quarter of 2011.  Wider margins throughout 2012 reflect higher consumer demand, especially for refinancing, primarily due to a reduction in mortgage interest rates.  Although we expect priced-in margins to eventually decline from the levels experienced during 2012, we believe margins could remain elevated in 2013 when compared to historical experience, reflecting a longer-term industry view of the returns required to manage the underlying risk of a mortgage production and servicing business.

Mortgage Closing Volume

Total fourth quarter 2012 mortgage closings were $14.4 billion of which 87% were retail and 13% were wholesale/correspondent, consistent with third quarter closings and reflecting our strategy of growth in our retail channels and narrowing our focus in our wholesale/correspondent channel to business partners we believe will consistently deliver high-quality loans.  Fee-based closings increased to 41% of total closings in the quarter, compared to 39% of total closings in the third quarter 2012 and 24% of total closings in the fourth quarter of 2011.

Unpaid Principal Balance of Mortgage Servicing Portfolio

At December 31, 2012, the UPB of our capitalized servicing portfolio was $140.4 billion, down 3% from the UPB at September 30, 2012, and a 5% decrease from the UPB at the end of 2011.  These decreases reflect prepayments that were not fully offset by additions from new loan production.

At December 31, 2012, the UPB of our total loan servicing portfolio was $183.7 billion, a 1% increase over the UPB at the end of 2011, and a 1% decrease from the UPB at the end of the third quarter of 2012.  The sequential quarter and year-over-year changes in our total loan servicing portfolio reflect the aforementioned declines in the UPB of our capitalized servicing portfolio offset by increases in our subservicing UPB.  We anticipate adding approximately $50 billion of subservicing UPB related to our private label agreement with HSBC.

Mortgage Servicing Rights

At December 31, 2012, the book value of our mortgage servicing rights was $1.0 billion, consistent with the end of the third quarter of 2012.  During the fourth quarter of 2012, $66 million in book value of MSR was added from the capitalization of new servicing rights from new loans sold in the quarter.  In addition, during the fourth quarter of 2012, our MSR book value increased by $29 million due to market-related fair value adjustments, which partially offset a decrease in our MSR book value of $75 million related to prepayments and the receipt of recurring cash flows.

Repurchase and Foreclosure-related Charges

Repurchase and foreclosure-related charges in the fourth quarter of 2012 were $37 million, down from $41 million in the third quarter of 2012, reflecting a continued high level of repurchase requests.  Total repurchase and foreclosure-related reserves were $191 million at the end of 2012, compared to $176 million at the end of the third quarter of 2012.  As of December 31, 2012, the estimated amount of reasonably possible losses in excess of the total repurchase and foreclosure-related reserve was $40 million, down from $70 million at the end of the third quarter of 2012.  The reasonably possible estimate assumes that repurchases and indemnifications remain at an elevated level through the year ended December 31, 2013, our success rate in defending against requests declines, and loss severities remain at current levels.

Fleet Management Services

Segment Profit

In 2012, Fleet Management Services segment profit grew 16% over 2011, continuing a 3-year track record of double-digit segment profit growth.  These results were driven by growth in average units enrolled in maintenance, fuel and accident management programs as well as a 3% increase in net investment in fleet leases and lower debt costs.  Fleet fourth quarter 2012 segment profit was $20 million, down $1 million from the third quarter of 2012, but up $1 million from the fourth quarter of 2011.

Fleet Leasing

Net investment in fleet leases at December 31, 2012, represented a 3% increase compared to the end of 2011, despite a 3% decline in average leased vehicle units.  Higher-capitalized units continue to replace lower cost vehicles as our penetration into service fleets continues.

Fleet Management Fees

In the fourth quarter of 2012, Fleet management fees decreased to $43 million from $45 million in the fourth quarter of 2011, primarily resulting from the loss of volume from certain service-only clients, partially offset by new client additions.

Liquidity Update

Liquidity at December 31, 2012, included $829 million in unrestricted cash and cash equivalents.

As of December 31, 2012, we had no outstanding balances on our $305 million in total unsecured revolving credit facilities or our $126 million Canadian secured revolving credit facility.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, February 7, 2013, to discuss its fourth quarter and full-year 2012 results. All interested parties are welcome to participate. You can access the conference call by dialing (866) 454-4204 or (913) 312-0725 and using the conference ID 9254161 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations.

An investor presentation of supplemental schedules will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Thursday, February 7, 2013, prior to the start of the conference call.

A replay will be available beginning shortly after the end of the call through February 22, 2013, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 9254161, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation (NYSE: PHH) is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the largest originators and servicers of residential mortgages in the United States(1), and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH is dedicated to delivering premier customer service and providing value-added solutions to its clients. For additional information about PHH and its subsidiaries, please visit the Company’s website at www.phh.com.

(1) Inside Mortgage Finance, Copyright 2012

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

PHH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REVENUES
Mortgage fees	$92	$85	$346	$295
Fleet management fees	43	45	180	173
Net fee income	135	130	526	468
Fleet lease income	350	350	1,364	1,400
Gain on mortgage loans, net	247	186	942	567
Mortgage interest income	21	32	91	114
Mortgage interest expense	(50)	(52)	(212)	(202)
Mortgage net finance expense	(29)	(20)	(121)	(88)
Loan servicing income	116	119	449	456
Change in fair value of mortgage servicing rights	(46)	(132)	(497)	(733)
Net derivative loss related to mortgage servicing rights	(10)	(4)	(5)	(3)
Valuation adjustments related to mortgage servicing rights, net	(56)	(136)	(502)	(736)
Net loan servicing income (loss)	60	(17)	(53)	(280)
Other income	20	20	85	147
Net revenues	783	649	2,743	2,214

EXPENSES
Salaries and related expenses	157	132	595	507
Occupancy and other office expenses	16	15	59	59
Depreciation on operating leases	304	301	1,212	1,223
Fleet interest expense	16	19	68	79
Other depreciation and amortization	6	6	25	25
Other operating expenses	185	155	697	523
Total expenses	684	628	2,656	2,416
Income (loss) before income taxes	99	21	87	(202)
Income tax expense (benefit)	26	—	(6)	(100)
Net income (loss)	73	21	93	(102)
Less: net income attributable to noncontrolling interest	15	8	59	25
Net income (loss) attributable to PHH Corporation	$58	$13	$34	$(127)
Basic earnings (loss) per share attributable to PHH Corporation	$1.01	$0.22	$0.60	$(2.26)
Diluted earnings (loss) per share attributable to PHH Corporation	$0.89	$0.22	$0.56	$(2.26)

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$829	$414
Restricted cash, cash equivalents and investments	425	574
Mortgage loans held for sale	2,174	2,658
Accounts receivable, net	797	700
Net investment in fleet leases	3,636	3,515
Mortgage servicing rights	1,022	1,209
Property, plant and equipment, net	79	64
Goodwill	25	25
Other assets (1)	616	618
Total assets	$9,603	$9,777

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$562	$504
Debt	6,554	6,914
Deferred taxes	622	626
Other liabilities	303	272
Total liabilities	8,041	8,316
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,526	1,442
Noncontrolling interest	36	19
Total equity	1,562	1,461
Total liabilities and equity	$9,603	$9,777

(1)     Includes intangible assets of $31 million and $33 million as of December 31, 2012 and 2011, respectively.

Segment Results

(In millions)

	Fourth Quarter 2012					Fourth Quarter 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$92	$—	$43	$—	$135	$130
Fleet lease income	—	—	350	—	350	350
Gain on mortgage loans	247	—	—	—	247	186
Mortgage net finance expense	(17)	(11)	—	(1)	(29)	(20)
Loan servicing income (1)	—	116	—	—	116	119
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(75)	—	—	(75)	(64)
Market-related (2)	—	29	—	—	29	(68)
Net derivative loss related to MSRs	—	(10)	—	—	(10)	(4)
Other income	3	—	17	—	20	20
Net revenues	325	49	410	(1)	783	649
Depreciation on operating leases	—	—	304	—	304	301
Fleet interest expense	—	—	17	(1)	16	19
Repurchase and foreclosure-related charges	—	37	—	—	37	21
Other expenses	211	47	69	—	327	287
Total expenses	211	84	390	(1)	684	628
Income (loss) before income taxes	114	(35)	20	—	$99	$21
Less: income attributable to noncontrolling interest	15	—	—	—
Segment profit (loss)	$99	$(35)	$20	$—

(1)

Net reinsurance results for the three months ended December 31, 2012 were not significant. Loan servicing income includes net reinsurance loss of $1 million for the three months ended December 31, 2011.

(2)

Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Segment Results

(In millions)

	Year Ended December 31, 2012					Year Ended December 31, 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$346	$—	$180	$—	$526	$468
Fleet lease income	—	—	1,364	—	1,364	1,400
Gain on mortgage loans	942	—	—	—	942	567
Mortgage net finance expense	(66)	(53)	—	(2)	(121)	(88)
Loan servicing income (1)	—	449	—	—	449	456
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(274)	—	—	(274)	(212)
Market-related (2)	—	(223)	—	—	(223)	(521)
Net derivative loss related to MSRs	—	(5)	—	—	(5)	(3)
Other income	12	—	73	—	85	147
Net revenues	1,234	(106)	1,617	(2)	2,743	2,214
Depreciation on operating leases	—	—	1,212	—	1,212	1,223
Fleet interest expense	—	—	70	(2)	68	79
Repurchase and foreclosure-related charges	—	182	—	—	182	80
Other expenses	759	174	248	13	1,194	1,034
Total expenses	759	356	1,530	11	2,656	2,416
Income (loss) before income taxes	475	(462)	87	(13)	$87	$(202)
Less: income attributable to noncontrolling interest	59	—	—	—
Segment profit (loss)	$416	$(462)	$87	$(13)

(1)

Includes net reinsurance loss of $19 million and $16 million for the years ended December 31, 2012 and 2011, respectively. The net reinsurance loss for the year ended December 31, 2012 includes a $16 million loss on the termination of one our inactive reinsurance agreements.

(2)

Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Mortgage Production Segment

($ In millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
Mortgage fees	$92	$85	8%	$346	$295	17%
Gain on mortgage loans, net	247	186	33%	942	567	66%
Mortgage net finance expense	(17)	(6)	(183)%	(66)	(24)	(175)%
Other income	3	2	50%	12	76	(84)%
Net revenues	325	267	22%	1,234	914	35%
Total expenses	211	173	22%	759	631	20%
Income before income taxes	114	94	21%	475	283	68%
Less: net income attributable to noncontrolling interest	15	8	88%	59	25	136%
Segment profit	$99	$86	15%	$416	$258	61%

	Three Months Ended			Year Ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
Loans closed to be sold	$8,493	$11,807	(28)%	$36,022	$37,889	(5)%
Fee-based closings	5,920	3,812	55%	19,562	14,056	39%
Total closings	$14,413	$15,619	(8)%	$55,584	$51,945	7%
Purchase closings	$3,958	$4,326	(9)%	$17,549	$20,404	(14)%
Refinance closings	10,455	11,293	(7)%	38,035	31,541	21%
Total closings	$14,413	$15,619	(8)%	$55,584	$51,945	7%
Retail - PLS	$8,802	$6,969	26%	$31,239	$24,162	29%
Retail - Real Estate	3,705	3,250	14%	14,280	11,430	25%
Total retail closings	12,507	10,219	22%	45,519	35,592	28%
Wholesale / correspondent	1,906	5,400	(65)%	10,065	16,353	(38)%
Total closings	$14,413	$15,619	(8)%	$55,584	$51,945	7%
Retail - PLS (in units)	23,379	22,155	6%	89,980	76,023	18%
Retail - Real Estate (in units)	14,499	13,325	9%	57,033	47,037	21%
Total retail closings	37,878	35,480	7%	147,013	123,060	19%
Wholesale / correspondent (in units)	8,752	24,212	(64)%	47,462	77,992	(39)%
Total closings (in units)	46,630	59,692	(22)%	194,475	201,052	(3)%
Loans sold	$8,297	$11,728	(29)%	$36,582	$40,035	(9)%
Applications	$17,302	$18,580	(7)%	$72,390	$67,586	7%
IRLCs expected to close	$6,205	$9,743	(36)%	$26,599	$33,717	(21)%
Total loan margin (in bps)	406	286	42%	392	271	45%

Mortgage Servicing Segment

($ In millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
Mortgage net finance expense	$(11)	$(13)	15%	$(53)	$(61)	13%
Loan servicing income	116	119	(3)%	449	456	(2)%
Valuation adjustments related to mortgage servicing rights, net	(56)	(136)	59%	(502)	(736)	32%
Other income (expense)	—	—	—	—	(2)	100%
Net revenues	49	(30)	n/m (1)	(106)	(343)	69%
Repurchase and foreclosure-related charges	37	21	76%	182	80	128%
Other expenses	47	39	21%	174	134	30%
Total expenses	84	60	40%	356	214	66%
Segment loss	$(35)	$(90)	61%	$(462)	$(557)	17%

(1) n/m — Not meaningful.

	Three Months Ended			Year Ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
Average total servicing portfolio	$184,521	$180,366	2%	$185,859	$174,332	7%
Average capitalized servicing portfolio	142,623	145,711	(2)%	146,379	142,128	3%
Payoffs and principal curtailments of capitalized portfolio	11,212	8,188	37%	38,314	25,168	52%

	December 31,
	2012	2011	Change
Total loan servicing portfolio	$183,730	$182,387	1%
Number of loans serviced	1,015,286	1,063,884	(5)%
Capitalized loan servicing portfolio	$140,381	$147,088	(5)%
Capitalized servicing rate	0.73%	0.82%
Capitalized servicing multiple	2.4	2.7
Weighted-average servicing fee (in basis points)	30	31

	December 31,
	2012		2011
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Portfolio Delinquency(1)
30 days	2.45%	1.93%	2.24%	1.83%
60 days	0.64%	0.52%	0.60%	0.51%
90 or more days	0.80%	0.70%	0.98%	0.95%
Total	3.89%	3.15%	3.82%	3.29%
Foreclosure/real estate owned(2)	2.05%	1.92%	1.83%	1.85%

(1)	Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)	As of December 31, 2012 and 2011, there were 17,329 and 15,689 of loans in foreclosure with an unpaid principal balance of $3.0 billion and $2.8 billion, respectively.

Fleet Management Services Segment

	Three Months Ended			Year Ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
	(In millions)
Fleet management fees	$43	$45	(4)%	$180	$173	4%
Fleet lease income	350	350	—	1,364	1,400	(3)%
Other income	17	18	(6)%	73	73	—
Net revenues	410	413	(1)%	1,617	1,646	(2)%
Depreciation on operating leases	304	301	1%	1,212	1,223	(1)%
Fleet interest expense	17	19	(11)%	70	82	(15)%
Other expenses	69	74	(7)%	248	266	(7)%
Total expenses	390	394	(1)%	1,530	1,571	(3)%
Segment profit	$20	$19	5%	$87	$75	16%

	Average for the			Average for the
	Three Months Ended			Year Ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
	(In thousands of units)
Leased vehicles	260	270	(4)%	265	274	(3)%
Maintenance service cards	322	336	(4)%	338	324	4%
Fuel cards	309	300	3%	304	295	3%
Accident management vehicles	295	308	(4)%	307	298	3%

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	December 31, 2012		December 31, 2011
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Term notes, in amortization	$424	2.2%	$1,196	2.1%
Term notes, in revolving period	1,593	1.0%	374	1.6%
Variable-funding notes	1,415	1.6%	1,516	1.4%
Other	25	5.1%	32	5.1%
Vehicle Management Asset-Backed Debt	3,457		3,118
Secured Canadian Credit facility	—	—%	—	—%
Committed warehouse facilities	1,875	2.0%	2,313	2.0%
Uncommitted warehouse facilities	—	—%	44	1.2%
Servicing advance facility	66	2.7%	79	2.8%
Mortgage Asset-Backed Debt	1,941		2,436
Term notes	732	8.5%	879	8.2%
Convertible notes	424	5.0%	460	4.0%
Unsecured Credit facilities	—	—%	—	—%
Unsecured Debt	1,156		1,339
Mortgage loan securitization debt certificates, at fair value	—	—%	21	7.0%
Total	$6,554		$6,914

(1)

Represents the weighted-average stated interest rate of outstanding debt as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs. Facilities are variable-rate, except for the Unsecured Term notes, Convertible notes, and Mortgage loan securitization debt certificates which are fixed-rate.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements.  Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements.  Available capacity under committed borrowing arrangements as of December 31, 2012 consisted of:

		Utilized	Available
	Capacity	Capacity	Capacity
	(In millions)
Vehicle Management Asset-Backed Debt:
Term notes, in revolving period	$1,593	$1,593	$—
Variable-funding notes	2,322	1,415	907

Secured Canadian Credit facility(1)	126	4	122

Mortgage Asset-Backed Debt:
Committed warehouse facilities	3,393	1,875	1,518
Servicing advance facility	120	66	54

Unsecured Credit facilities	305	—	305

(1)              Utilized capacity reflects $4 million of letters of credit issued under the Secured Canadian Credit facility, which are not included in Debt in the Consolidated Balance Sheet.

Capacity for Mortgage asset-backed debt shown above excludes $2.0 billion not drawn under uncommitted facilities, and $337 million available under committed off-balance sheet gestation facilities.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share involves differences from Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share should be considered as supplementary to, and not as a substitute for, Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow involves differences from Net increase (decrease) in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase (decrease) in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation in accordance with GAAP.

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.  The Company believes that it will likely replenish most, if not all, realized value lost from changes in value from actual prepayments through new loan originations and actively manages and monitors economic replenishment rates to measure its ability to continue to do so. Therefore, management does not believe the unrealized change in value of the mortgage servicing rights is representative of the economic change in value of the business as a whole.

Core earnings metrics are used in managing the Company’s mortgage business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Due to changes in the Company’s mortgage servicing rights valuation model that became effective January 1, 2012, the Company no longer reports “Credit-related fair value adjustments” to MSRs as a discrete component of the change in value of MSRs.  For periods ending after December 31, 2011, “Market-related fair value adjustments” in the accompanying Regulation G reconciliation include changes in MSR value due to the impact of estimated portfolio delinquencies and foreclosures.  Accordingly, amounts previously classified as “Credit-related fair value adjustments” have been reclassified to “Market-related fair value adjustments” for periods ending on or before December 31, 2011.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase (decrease) in cash and cash equivalents for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and margins, fleet vehicle purchases, sales, and related securitizations.

Adjusted cash flow is not a substitute for the Net increase (decrease) in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s mortgage and fleet businesses.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Income (loss) before income taxes — as reported	$99	$21	$87	$(202)
Less: net income attributable to noncontrolling interest	15	8	59	25
Segment profit (loss)	84	13	28	(227)
Market-related fair value adjustments (1)	(29)	68	223	521
Net derivative loss related to MSRs	10	4	5	3
Core earnings (pre-tax)	$65	$85	$256	$297

Net income (loss) attributable to PHH Corporation— as reported	$58	$13	$34	$(127)
Market-related fair value adjustments, net of taxes (1)(2)	(18)	40	131	307
Net derivative loss related to MSRs, net of taxes(2)	6	2	3	2
Core earnings (after-tax)	$46	$55	$168	$182

Basic earnings (loss) per share attributable to PHH Corporation — as reported	$1.01	$0.22	$0.60	$(2.26)
Market-related fair value adjustments, net of taxes (1)(3)	(0.31)	0.72	2.31	5.46
Net derivative loss related to MSRs, net of taxes(3)	0.11	0.04	0.05	0.03
Core earnings per share	$0.81	$0.98	$2.96	$3.23

(1)         Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)         An incremental effective tax rate of 41% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts.

(3)         Basic weighted-average shares outstanding of 56.957 million and 56.504 million for the three months ended December 31, 2012 and 2011, respectively and 56.815 million and 56.349 million for the years ended December 31, 2012 and 2011, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Fourth Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$99	$(35)	$20	$—

Market-related fair value adjustments(1)	—	(29)	—	—
Net derivative loss related to MSRs	—	10	—	—

Core earnings (loss)	$99	$(54)	$20	$—

	Fourth Quarter 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$86	$(90)	$19	$(2)

Market-related fair value adjustments(1)	—	68	—	—
Net derivative loss related to MSRs	—	4	—	—

Core earnings (loss)	$86	$(18)	$19	$(2)

(1)              Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Year Ended December 31, 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$416	$(462)	$87	$(13)

Market-related fair value adjustments(1)	—	223	—	—
Net derivative loss related to MSRs	—	5	—	—

Core earnings (loss)	$416	$(234)	$87	$(13)

	Year Ended December 31, 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$258	$(557)	$75	$(3)

Market-related fair value adjustments(1)	—	521	—	—
Net derivative loss related to MSRs	—	3	—	—

Core earnings (loss)	$258	$(33)	$75	$(3)

(1)              Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net increase in Cash and cash equivalents	$152	$330	$415	$219
Adjustments:
(Increase) decrease in unsecured borrowings	—	(19)	153	(99)
Issuances of common stock	(4)	—	(5)	(8)
Adjusted cash flow	$148	$311	$563	$112

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(in millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	December 31,
	2012	2011
PHH Corporation stockholders’ equity — as reported	$1,526	$1,442
Goodwill	(25)	(25)
Intangible assets	(31)	(33)

Tangible book value	$1,470	$1,384

Common shares issued and outstanding	56,975,991	56,361,155

Tangible book value per share	$25.80	$24.56